EXHIBIT 5.1

October 5, 2021

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, DE 19801

Re:	Marvell Technology, Inc.

Registration Statement on Form S-8 (File No. 333-                )

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8, File No. 333-                , as amended (the “Registration Statement”), of Marvell Technology, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to [•] shares of the Company’s common stock, par value $0.002 per share (the “Shares”), under the Innovium, Inc. Amended 2015 Stock Option and Grant Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, the Plan, the Agreement and Plan of Merger between the Company and Innovium Inc. (“Innovium”), dated as of August 2, 2021 (the “Merger Agreement”) and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. We have also assumed without independent investigation that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

October 5, 2021

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

With respect to our opinion concerning the Shares, we express no opinion regarding the Merger Agreement or whether or not the Board of Directors in adopting the Merger Agreement and approving the issuance of the Shares acted in a manner consistent with its fiduciary duties under applicable law and such opinion is based upon the assumption that such adoption and issuance was consistent with such duties. Furthermore, we advise you that the Board of Directors of the Company may be required to execute, deliver or terminate, or take other action with respect to the Shares at some future time based on the facts and circumstances existing at that time.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP